Exhibit 23.6

Consent of DCCI Data Center of China Internet

September 21, 2011

YY Inc.

No. 50 Jianzhong Road

Tianhe Software Park

Tianhe District, Guangzhou 510660

People’s Republic of China

Tel: (+86 20) 8553-5024

Ladies and Gentlemen:

DCCI Data Center of China Internet (“DCCI”) hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of YY Inc. (the “Company”) to be filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, any written correspondences with the SEC and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

DCCI further consents to inclusion of, summary of and reference to (i) any data contained in the report it provides to the Company (ii) any other information, data and statements prepared by DCCI, as well as citation of any of the foregoing in the Company’s Registration Statement and SEC Filings and in roadshow and other promotional materials in connection with the proposed offering under the Registration Statement.

DCCI also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of DCCI Data Center of China Internet

/s/ Yanping Hu
Name: Yanping Hu
Title: Company founder